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                                                                       Exhibit 7

                          PURITAN-BENNETT CORPORATION
                        CHANGE OF CONTROL SEVERANCE PLAN


SECTION 1. INTRODUCTION

         This Change of Control Severance Plan (the "Plan") was adopted by the Board of Directors of Puritan-Bennett Corporation effective November 7, 1994. The Plan is intended to provide Employees whose employment terminates for specified reasons within two years after a Change of Control with a lump sum severance payment and with the continuation of coverage under certain employee benefit plans.

         The Plan is an employee welfare benefit plan within the meaning of
Section 3(l) of the Employee Retirement Income Security Act of 1974 ("ERISA") and Section 2510.3-1 of the regulations issued thereunder.

SECTION 2.  DEFINITIONS

         (a) "Board" means the Company's Board of Directors, as constituted from time to time.

         (b) "Cause" means (i) the Employee's violation of Company policy or failure to perform satisfactorily any assigned duties of his or her job, if such failure is not corrected within 30 days after written notice to the Employee, or (ii) misconduct, including but not limited to: (A) conviction of a crime, or entry of a plea of nolo contendere with regard to a crime, involving actual moral turpitude or dishonesty of or by the Employee, or (B) drug or alcohol abuse on Company premises or at a Company sponsored event, or
(C) conduct by an Employee that in the good faith and reasonable determination of the Company demonstrates gross unfitness. "Cause" shall not include any matter other than those specified in (A) through (C) above, and without limiting the generality of the foregoing statement, Cause shall not include (x) any charge or conviction of a crime, or entry of a plea of nolo contendere with regard to a crime, under the Federal Food, Drug, and Cosmetic Act, as amended, or any successor statute thereto (the "Act"), or (y) the imposition or attempt to impose upon the Employee, or upon any operation, asset, product or activity of the Company, of any other sanction or remedy under the Act, including without limitation civil money penalties, warning letters, injunctions, repairs, replacements, refunds, recalls or seizures, if the Employee acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company.

         (c) "Change of Control" shall be deemed to have occurred at any of the following times:





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         (i)              Upon the acquisition (other than from the Company) by
                          any person, entity or "group," within the meaning of
                          Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act") (excluding, for this purpose, the Company or its affiliates, or any employee benefit plan of the Company or its affiliates which acquires beneficial ownership of voting securities of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding shares of common stock of the Company or the Combined Voting Power of the Company's then outstanding voting securities. "Combined Voting Power" means the combined voting power of the Company's then outstanding voting securities generally entitled to vote in the election of directors.

         (ii) At the time individuals who, as of the date hereof, constitute the Board (as of the date hereof, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Subsection (c)(ii), considered as though such person were a member of the Incumbent Board; or

         (iii) Upon the approval by the Shareholders of the Company of a reorganization, merger, consolidation (in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the Combined Voting Power of the reorganized, merged or consolidated company's then outstanding voting securities) or a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company; or

         (iv) The occurrence of any other event which the Incumbent Board in its sole discretion determines constitutes a Change of Control.

         (d)     "Company" means Puritan-Bennett Corporation.





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         (e)     "Controlled Group" means the Company and each other entity that, at the time in question, is in the same controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of 1986, as amended; provided, however, that the term "Controlled Group" shall not include any foreign (non-U.S.) corporations or unincorporated entities.

         (f) "Date of Termination" means the date of receipt of the written notice of termination pursuant to Section 3 or any later date specified in such notice; provided, however, that (i) if the Employee's employment is terminated by the Company other than for Cause or by reason of death or Disability, the Date of Termination shall be the date on which the Company notifies the Employee of such termination and (ii) if the Employee's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death or determination of Disability pursuant to Section 2(g), as the case may be.

         (g) "Disability" means disability that, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee's legal representative (such acceptance not to be unreasonably withheld).

         (h) "Employee" means each regular full-time and regular part-time employee on the payroll of the Company on the day before a Change of Control occurs; provided, however, that "Employee" shall exclude any individual who renders services to the Company through any temporary employment agency or other employee leasing arrangement.

         (i) "Good Reason" means (i) reduction of Employee's base salary or rate of compensation as in effect immediately prior to the Change of Control,
(ii) failure to continue to provide any medical, dental, accident or disability benefits that are no less favorable in the aggregate than the benefits provided to Employee immediately prior to the Change of Control (except that employee contributions may be raised to the extent of any cost increases imposed by third parties), (iii) failure or refusal of the successor company to assume the Company's obligations under this Plan, as required by Section 4(b), (iv) breach by the Company or any successor company of any of the provisions of this Plan, or (v) change of Employee's principal place of employment to a location more than 50 miles from Employee's principal place of employment on the date hereof without the consent of Employee.

         (j) "Pay" means all wages, salary, bonus and other incentive compensation (including commissions) paid by the Company as consideration for an Employee's service during the 12 months ended on either the Date of Termination or the date of the Change of Control, whichever is greater, that are includible in the gross income of the Employee for federal income tax purposes. If an Employee has not been employed by the Company for a full 12 months, the amount actually received by





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Employee during Employee's actual period of employment shall be annualized to compute "Pay".

SECTION 3.  NOTICE OF TERMINATION

         Any termination of an Employee by the Company (whether for Cause or otherwise) or by the Employee for Good Reason shall be communicated by written notice to the other party given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid. If mailed, notice to an Employee shall be delivered to his or her address as set forth in the Company's records. Notice to the Company shall be delivered to Puritan-Bennett Corporation, 9401 Indian Creek Parkway, Overland Park, Kansas 66225, Attention:
Human Relations Director. Any notice given pursuant to this Section 3 shall be effective on the earlier of when such notice is actually received by the addressee or three days after such notice is delivered or sent.

SECTION 4.  BENEFITS

         (a) Conditions of Payment. A benefit shall be payable to an Employee under the Plan if, within 24 months after the occurrence of a Change of Control, his or her employment with any member of the Controlled Group is terminated (i) by the Company for any reason other than Cause or the Employee's death or Disability or (ii) voluntarily by the Employee for Good Reason. Subject to Subsections (b) and (e) of this Section 4, the benefit is payable regardless of any return to employment.

         (b) Special Rules and Exceptions. All members of the Controlled Group shall participate in the Plan. In the case of a spinoff after a Change of Control, the spun-off member shall adopt a plan equivalent to this Plan and any other severance plan maintained by the member of the Controlled Group from which it was spun off and shall continue this Plan and such other plan (if any) for two years following the spinoff. No benefit shall be payable hereunder solely because an Employee is transferred to another member of the Controlled Group (as it existed prior to the Change of Control) or there is a spin-off and the Employee becomes an employee of a spun-off member.

         In addition no benefit shall be payable hereunder solely because an Employee's employment terminates because a subsidiary, a division or other operating assets of any member of the Controlled Group is sold if:

                          (i)   The purchaser is contractually obligated to
offer the Employee the same or a better job without relocation; and

                          (ii)  The purchaser is contractually obligated to
maintain both a plan equivalent to this Plan and a plan equivalent to any other severance plan that





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covered the Employee prior to the sale for the balance of the two-year period from the Change of Control.

         In the event of a transfer to another member of the Controlled Group (as it existed before the Change of Control) that requires the Employee's relocation, the Employee shall be reimbursed for his or her relocation expenses under the Company's policy in effect prior to the Change of Control.

         (c) Cash Benefit. An Employee's lump sum severance payment shall be paid in cash as soon as practicable (but in no event more than 30 days) following termination of employment, and shall be equal to the greater of (i) four weeks of Pay, or (ii) one week of Pay for each completed six months of such Employee's service with the Company; provided that in no event shall the total amount of payments hereunder to an Employee exceed two times the Employee's compensation during the one-year period ending on the Date of Termination.

         (d) Offsets and Withholding. The benefit under this Plan will be reduced by any severance benefits to which the Employee is entitled under the Company's Severance Benefits policy for terminated employees, or any other agreement between the Employee and the Company for severance benefits. In any event, the Company shall withhold any appropriate federal, state, local and foreign income and employment taxes from any cash payments made hereunder.

         (e) COBRA Benefits. An Employee who is entitled to the lump sum severance payment hereunder shall also be entitled to the following benefits:
The Company will provide a benefit under the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA") and Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code"), as follows: the Company shall pay the percentage of the cost of COBRA coverage with respect to the Employee's coverage status (e.g., individual or family coverage) in effect immediately preceding termination of the Employee's employment, which percentage shall be the fraction (expressed as a percentage), the numerator of which shall be the difference between (i) the monthly cost of COBRA coverage for the Employee's coverage status in effect immediately prior to the termination of the Employee's employment and (ii) the Employee's monthly contribution toward the Employee's coverage in effect immediately prior to the termination of the Employee's employment, and the denominator of which shall be the monthly cost of COBRA coverage for the Employee's coverage status in effect immediately prior to the termination of the Employee's employment. All of such amounts shall be determined as of the day immediately preceding the termination of Employee's employment. The insurance continuation benefits paid for hereunder shall be deemed to be a part of such Employee's COBRA coverage. Such benefits shall be in addition to any other benefits relating to health or medical care benefits that are available under the Company's policies to terminated Employees.





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SECTION 5. NONEXCLUSIVITY

         Nothing in this Plan shall prevent or limit the Employee's continuing or future participation in any benefit, bonus, incentive or other plan, program, policy or practice provided by the Company and for which Employees may otherwise qualify, nor shall anything herein limit or otherwise affect such rights that any Employee may have under any stock option or other agreement with the Company. Except as otherwise expressly provided herein, amounts that are vested benefits or that an Employee is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program.

SECTION 6.  PAYMENTS TO AND FROM THE PLAN

         The benefits under the Plan shall be paid from the general funds of the Company, and all Employees shall be no more than unsecured general creditors of the Company. Nothing contained in the Plan shall be deemed to create a trust of any kind for the benefit of the Employees, or create any fiduciary relationship between the Company and the Employees with respect to any assets of the Company. The Company is under no obligation to fund the benefits provided herein prior to payment, although it may do so if it chooses. Any assets that the Company chooses to use for advance funding shall nevertheless constitute assets of the Company and shall not cause the Plan to be a funded plan within the meaning of any section of ERISA.

SECTION 7.  ADMINISTRATION

         The Company is the plan administrator and plan sponsor for purposes of ERISA.

SECTION 8.  REDUCTION OR DEFERRAL OF BENEFIT

         Although it is highly unlikely that the provisions of this Section 8 could ever apply, in order to minimize potential adverse income tax consequences to either or both the Company and the Employee, and notwithstanding anything in this Plan to the contrary:

         (a) If any amounts due to the Employee under this Agreement and any other plan or program of the Company constitute a "parachute payment" as such term is defined in Section 280G(b)(2) of the Code, and the amount of the parachute payment, is equal to or greater than three times the Employee's "base amount," as defined in Section 280G(b)(3) of the Code, then the aggregate of the amounts constituting the parachute payment shall be reduced to an amount that will equal three times the Employee's base amount, less $1.00. The determination to be made with respect to this Section 8(a) shall be made by the Company's independent auditors, who shall be paid by the Company.





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         (b)     If after giving effect to the provisions of Section 8(a) any portion of any payments to the Employee by the Company hereunder would not be deductible by the Company for Federal income tax purposes by reason of application of Section 162(m) of the Code, then payment of that portion to the Employee shall be deferred until the earliest date upon which payment thereof can be made to the Employee without being non-deductible pursuant to Section 162(m) of the Code. In the event of such a deferral, the Company shall pay interest to the Employee on the amount deferred at 120% of the applicable federal rate provided for in Section 7872(f)(2) of the Code, compounded semi-annually.

SECTION 9. AMENDMENT AND TERMINATION

         If no Change of Control occurs, the Plan shall terminate on the first anniversary of its effective date, subject to renewal from year to year. Prior to a Change of Control, the Company may amend or terminate the Plan at any time and for any reason. For 24 months following a Change of Control, this Plan and any other Controlled Group severance plan shall not be terminated and shall not be amended to reduce any benefit or to make any condition more restrictive as it applies to any Employee.

SECTION 10.  MISCELLANEOUS

         (a) No Implied Employment Contract. The Plan shall not be deemed to give (i) any Employee or other person any right to be retained in the employ of the Company nor (ii) to interfere with the right of the Company to discharge any Employee or other person at any time and for any reason, which right is hereby reserved.

         (b) Benefits Not Assignable. No benefit hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void.

         (c) Legal Construction. The Plan shall be construed in accordance with ERISA and, to the extent not preempted by ERISA, with the laws of the State of Kansas.

         (d) Severability. If any term, provision, covenant or restriction of the Plan is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated.





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SECTION 11. CLAIMS, INQUIRIES AND APPEALS

         (a) Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing. The Plan Administrator is:

                                Puritan-Bennett Corporation
                                Attention:  Human Relations Department
                                9401 Indian Creek Parkway
                                Overland Park, Kansas  66225


         (b) Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant's
right to review of the denial.   The written notice of denial will be set forth
in a manner designed to be understood by the applicant, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review and an explanation of the Plan's review procedure.

         This written notice will be given to the applicant within 90 days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case the Plan Administrator shall have up to an additional 90 days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 90-day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

         If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the Review Procedure described below.

         (c) Review Panel. The Plan Administrator will appoint a "Review Panel," consisting of three individuals who may, but need not, be employees of the Company. The Review Panel will be the named fiduciary that has the authority to act on any appeal from a denial of benefits under the Plan.

         (d) Request for a Review. Any person (or that person's authorized representative) whose application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Review Panel within 60 days after receiving written notice of the denial from the Plan





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Administrator (or in the case of a deemed denial, within 60 days after the application is deemed denied). The Plan Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for review. A request for a review shall be in writing and shall be addressed to the Review Panel. A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant believes to be pertinent. The Review Panel may require the applicant to submit additional facts, documents or other material as it may find necessary or appropriate in making its review.

         (e) Decision on Review. The Review Panel will act on each request for review within 60 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 60 days) for processing the request for review. If an extension of time is required, written notice of the extension will be furnished to the applicant within the initial 60-day period. The Review Panel will give prompt, written notice of its decision to the applicant and to the Plan Administrator. In the event that the Review Panel confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based. If written notice of the Review Panel's decision is not given to the applicant within the time prescribed in this Subsection (e), the application will be deemed denied.

         (f) Rules and Procedures. The Review Panel will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities. The Review Panel may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant's own expense.

         (g)     Exhaustion of Remedies.   No legal action for benefits under
the Plan may be brought until (i) the applicant has submitted a written application for benefits in accordance with the procedures described by Subsection (a) above, (ii) such application has been denied or deemed denied in accordance with Subsection (b) above, (iii) the applicant has filed a written request for a review of the application in accordance with the appeal procedure described in Subsection (d) above, and (iv) the application is denied or deemed denied under the review procedure set forth in Subsection (e) above.

SECTION 12. OTHER PLAN INFORMATION

         (a) Employer and Plan Identification Numbers. The Employer Identification Number ("EIN") assigned to Puritan-Bennett Corporation is 44-0399150. The Plan Number ("PN") assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 512.





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         (b)     Ending Date for Plan's Fiscal Year.   The date of the end of
the fiscal year for the purpose of maintaining the Plan's records is January
31.

         (c) Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is Mr. Daniel C. Weary, Member, Blackwell Sanders Matheny Weary & Lombardi L.C., 2300 Main Street, Kansas City, Missouri 64108. The service of legal process may also be made on the Plan by serving the Plan Administrator.

         (d) Plan Sponsor and Administrator. The "Plan Sponsor" and the "Plan Administrator" of the Plan is Puritan-Bennett Corporation. The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

SECTION 13. STATEMENT OF ERISA RIGHTS

         Participants in this Plan (which is a welfare plan sponsored by Puritan-Bennett Corporation) are entitled to certain rights and protections under ERISA and are entitled to:

         (a) Examine, without charge, at the Plan Administrator's office and at other specified locations, such as work sites, all Plan documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports;

         (b) Obtain copies of all Plan documents and Plan information upon written request to the Plan Administrator. The Administrator may make a reasonable charge for the copies;

         (c) Receive a summary of the Plan's annual financial report, in the case of a plan which is required to file an annual financial report with the Department of Labor.

         In addition to creating rights for Plan participants, ERISA imposes duties upon the people responsible for the operation of the employee benefit plan. The people who operate the Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.

         No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA. If your claim for a Plan benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan review and reconsider your claim.

         Under ERISA, there are a few steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30





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days, you may file suit in a federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that the Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees--for example, if it finds your claim is frivolous.

         If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about your rights under ERISA, you should contact your nearest area office of the Pension and Welfare Benefit Administration, Department of Labor.

SECTION 14. EXECUTION

         To record the adoption of the Plan as set forth herein, Puritan-Bennett Corporation has caused its duly authorized officer to execute the same this 7th day of November, 1994.


                                        PURITAN-BENNETT CORPORATION



                                        By: /s/ Lee Robbins
                                           -------------------------------------

                                        Title: Vice President
                                              ----------------------------------





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